April 27, 2005

Brian Delle Donne


                      RE: Separation and Release Agreement


Dear Brian:

         This letter sets forth the terms of the separation and release agreement ("Agreement") between you and RCM Technologies, Inc. ("RCM"):

1. It is mutually agreed that You will resign and otherwise terminate your employment with RCM is effective March 29, 2005 ("Separation Date").

2. RCM agrees to pay as severance, in a lump sum payable within three weeks following the execution of this Agreement an amount calculated in accordance with the following sentence. This severance payment will be in an amount equal to your current bi-weekly earnings for a seven (7) month period, equal to $175,000, less the amount of total indebtedness set forth in the following sentences and such deductions or withholdings as may be required by law or authorized by you. You hereby acknowledge that you are indebted to RCM pursuant to a certain Promissory Note dated January 9, 2001. The total indebtedness equals $77,744 through your Separation Date, comprised of the principal balance of $60,000 and interest of $17,744. The total indebtedness will be deducted from your severance pay and included in your 2005 taxable income. The Note will be marked "Paid" and returned to you.

         3. RCM will pay you in a lump sum an amount of $2,304.81, equal to the amount you would have earned as salary for any and all accrued and unused vacation hours as of the Separation Date. This amount will be paid to you within ten business days of your execution of this Agreement.

         4. All of your benefits, other than CIGNA group health, will end on the Separation Date. RCM will continue paying the monthly premiums for your CIGNA group health coverage through the earlier of a) the end of March 2006; or b) the date of which you secure full-time employment as a W2 employee with an employer offering employee health benefits. Thereafter, you may elect continued group health coverage at your own expense pursuant to COBRA for up to 18 months, subject to COBRA provisions and as long as you pay the premiums monthly. Please see the Notice of Continued Coverage and COBRA Election Form for additional information about your option to continue coverage. It is acknowledged that premiums were paid by RCM on your behalf for the RCM executive backstop insurance policy program with the First Rehabilitation Life Insurance Company of America through the Separation Date. To the extent of coverage limitations or exclusions per the policy, you will be eligible for reimbursement claims incurred through the Separation Date when properly submitted.

         5. The final date on which you may exercise your 100,000 vested stock options, pursuant to your stock option agreement dated August 29, 2000 shall be extended to December 31, 2005. In addition, your 25,000 stock options, pursuant to your stock option agreement dated August 5, 2003, are immediately vested and the final date for exercising these 25,000 stock options shall also be extended through December 31, 2005. All provisions in the stock option agreements potentially limiting the number of shares that can be exercised in a given time period and statements prohibiting exercise prior to any specified date are waived in lieu of terms provided herein.

         6. You agree and acknowledge that the severance and other payments and benefits described in Paragraphs 2, 4 and 5 are specific and sufficient consideration for the releases and covenants contained in this Agreement.

         7. RCM will provide you with a reference that is limited to advising potential employers of the dates of your employment and the position you held.
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         8. In return for the payments and other promises made by RCM herein, you agree as follows:

a. Except for any obligations of RCM under the terms of this Agreement, you agree that by signing this Agreement you unconditionally release and discharge RCM from any and all claims, damages or causes of action known or unknown, arising from the beginning of time to the date on which you countersign this Agreement, of whatever kind or nature, which you have or may have against RCM, including, but not limited to, any claims for relief, whether injunctive, declaratory, statutory, monetary or otherwise, arising under any federal, state or local equal opportunity, age discrimination or other law, ordinance, regulation or order (including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, and the Age Discrimination in Employment Act of 1967, as amended), or arising from or in connection with your employment by or provision of services to RCM or the separation therefrom on or before the execution of this Agreement whether based in contract, public policy, tort or otherwise. You further agree not to bring suit or other legal action against RCM based on any claims that are being released pursuant to this Agreement. For purposes of this Paragraph, "RCM" means RCM Technologies, Inc., its subsidiaries, parent and affiliates, and the respective successors, assigns, agents, shareholders, officers, directors, benefit plans, and current and former employees of any of them. This release will not affect any claims you may possess for Worker's Compensation Benefits, Unemployment Compensation Benefits or to enforce this Agreement and will not affect your right to file a Charge of Discrimination with the Equal Employment Opportunity Commission. RCM will not contest any unemployment claim you may file on the grounds you were terminated from employment.

                  b. You acknowledge that, by virtue of your employment with RCM, you have learned, acquired, come in contact with and gained access to confidential and proprietary information and business secrets of RCM regarding RCM's business, employees and customers, and also to confidential and proprietary information and business secrets of third parties, including customers and vendors, which third party information RCM is obligated to keep confidential ("Confidential Information"). Such information includes but is not limited to, information and documents regarding the business, conduct or operations of RCM or any of its suppliers, customers, consultants or licensees, including buying patterns, pricing and purchasing information or policies, special requirements, financial and/or contractual terms, bids and bidding practices; (b) methods of doing business or know-how used in the sale, marketing or provision of RCM's products or services; (c) the existence or betterment of, or possible new uses or applications for, any such products or services; (d) employees, including organization charts, skills, abilities, training, test results, evaluations, work history, and home or work addresses and telephone numbers; and (e) financial policies and practices, strategic plans, merger and acquisition activity and other non-public financial information. You agree to forever keep such Confidential Information secret, confidential and inviolate and not use or disclose in any manner, directly or indirectly.

                  c. You acknowledge that RCM has a vital interest in retaining its employees. Accordingly, you agree that for a period of twelve (12) months after the Separation Date, you will not, directly or indirectly, recruit, solicit or employ, or encourage to terminate his or her employment with RCM, any current RCM employee or consultant, or any former RCM employee or consultant within six (6) months of their leaving RCM. This provision does not apply to the recruiting, solicitation or employment of a former RCM employee or consultant who has been involuntarily terminated from RCM.

         9. You acknowledge that the restrictions set forth in Paragraph 8 are reasonable and necessary to preserve the business interests of RCM, its present and potential business activities and the economic benefits derived therefrom. In the event of any breach of the provisions of Paragraph 8, you acknowledge that any payments and other benefits set forth in Paragraphs 2, 4 and 5 will immediately cease and that RCM is entitled to injunctive relief in addition to any other remedies or damages available to RCM.

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         10. You agree not to remove from RCM (or, if previously removed, you agree to return immediately to RCM) any and all documents or materials belonging to RCM or relating to RCM's business, customers, vendors or employees, whether in tangible or electronic format, including originals and all copies.

         11. You agree to promptly return all other property of RCM, including vendor loans and demos. This includes but is not limited to computers, cables, peripherals, laptops, and pagers. RCM acknowledges that you have been granted permission to keep your Dell Latitude C640 (service tag 518RW11).

         12. You agree that you will not make, directly or indirectly, any adverse or disparaging oral or written statements regarding RCM or its subsidiaries, parent and affiliates, and the respective successors, assigns, agents, shareholders, officers, directors or current or former employees of any of them, whether to any customer or prospective customer of RCM, the press or any other media, any other business entity or third party, or any current or former employee of RCM. You agree that you will do nothing to impair RCM's reputation or good will among its customers, potential customers, vendors, suppliers or others in the industry.

                RCM agrees that neither it nor its officers or directors will make any adverse or disparaging oral or written statements about you and will do nothing to impair your reputation.

         13. Neither this Agreement nor anything contained herein shall be construed as an admission by RCM of liability or violation of the law.

         14. You promise not to disclose, either directly or indirectly, in any manner whatsoever, any information regarding the existence or terms of this Agreement to any person or entities other than your attorney, your immediate family, your accountant or any governmental taxing authority.

              You are a named defendant in a lawsuit pending in the Superior Court of New Jersey, Law Division and captioned "Daniels v. RCM Technologies, Inc., et al." In further consideration for the severance being paid to you and for RCM's continuing agreement (1) to indemnify you against any monetary damages that may be awarded in favor of plaintiff and against you in that lawsuit; and
(2) to continue to provide you with a lawyer to defend your personal interest and to pay legal fees and costs incurred in your defense, you agree to cooperate with RCM and its lawyers, you agree to make yourself available upon reasonable notice to meet with lawyers defending this lawsuit, and you agree to testify at depositions and/or trial on behalf of RCM and yourself, as may be necessary. You understand that if you fail to cooperate with RCM and its lawyers in the defense of this lawsuit, RCM will be permitted to revoke its offer to indemnify you and/or to pay legal fees and costs for your personal defense, provided, however, this shall not be construed to be a waiver by you of any rights to indemnification afforded to you under applicable statutory or common law. RCM will compensate you at the rate of $50.00 per hour for all reasonable time spent by you in connection with the defense of this lawsuit; in that regard, you are to submit your monthly statements itemizing the date, the amount of time spent and the task/activity performed with respect to this lawsuit to Kevin Miller at RCM.

         In the event of any breach of the provisions of this Paragraph 14, you acknowledge that any payments and other benefits set forth in Paragraphs 2, 4 and 5 will immediately cease and that RCM is entitled to injunctive relief in addition to any other remedies or damages available to RCM.

         15. You acknowledge and agree that: (a) no promise or inducement for this Agreement has been made to you except as set forth herein; (b) this Agreement is executed by you freely and voluntarily, and without reliance upon any statement or representation by RCM other than as set forth herein; (c) you have read and fully understand this Agreement and the meaning of its provisions;
(d) you are legally competent to enter into this Agreement and understand the meaning of your responsibility therefore; (e) you are hereby advised to consult with counsel before entering into this Agreement and have had the opportunity to do so; (f) you understand that you have twenty-one (21) days from the date of this letter within which to decide whether to enter into this Agreement and that you have seven (7) days following the execution of the Agreement within which to revoke this Agreement by written notice to Susan Rota, Corporate Human Resources Manager, 20 Waterview Boulevard 4th Floor, Parsippany, NJ 07054.

         16. This Agreement contains the entire agreement between RCM and you, and it completely supersedes any prior written or oral agreements or representations concerning the subject matter hereof. Any oral representation or modification concerning this Agreement shall be of no force or effect. This Agreement may not be modified, altered or terminated except upon the express prior written consent of you and RCM.

         17. The waiver by any party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by any party.

         18. The language of this Agreement shall be construed as a whole, according to its fair meaning. Each party believes that the time restrictions in the Agreement are reasonable to protect RCM's business activity. However, in the event that a court of competent jurisdiction decides a provision other than Paragraph 8(a) is unenforceable, such provision(s) will be considered severed from the rest of the Agreement, and the Agreement will continue in all other respects to be valid and enforceable. The severed provision will also be considered as revised to the minimum amount necessary in order to be valid and enforceable. If it is determined by a court of competent jurisdiction that Paragraph 8(a) is unlawful and/or unenforceable, you will immediately return to RCM all monies paid to you or for your benefit by RCM under Paragraphs 2, 4 or
5.
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         19. Please read this letter with care, make certain that you understand the meaning of each of the terms it contains, and take time to consider your decision before you sign. You should consult with an attorney. If the terms are satisfactory to you, please countersign the enclosed copy of this letter, and return it to me, whereupon this letter and such copy will constitute a binding agreement on the basis set forth above.



Very truly yours,

                             RCM Technologies, Inc.


                             By: _________________________________________


                             Date: ________________________________________